CERTIFICATE OF AMENDMENT
                     TO THE CERTIFICATE OF INCORPORATION OF
                                AUTOCARBON, INC.

         The undersigned, being the President and Chief Financial Officer of AUTOCARBON, INC., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

      1. The name of the Corporation is Autocarbon, Inc. (the "Corporation"). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was June 26, 2001.

      2. Article FIRST of the certificate of incorporation of the Corporation is hereby superceded and replaced as follows:

      "FIRST: The name of the corporation is: Global Pharmatech, Inc."

      3. Article FOURTH of the certificate of incorporation of the Corporation is hereby superceded and replaced as follows:

      "FOURTH: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001. The second class of stock shall be Preferred Stock, par value $0.0001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors. The outstanding shares of Common Stock shall be reverse split on a one-for-ten basis, effective as of the filing date of this Certificate of Amendment. The number of authorized, but unissued shares shall not be affected by the reverse stock split.

      The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class                   Par Value                     Authorized Shares
-----                   ---------                     -----------------
Common                   $0.0001                         95,000,000
Preferred                $0.0001                          5,000,000
                                                         ----------

                           Totals:                      100,000,000"
                                                        ===========

      4. This Certificate of Amendment shall be filed with the Secretary of State of Delaware and shall be effective as of January 31, 2005.

      5. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Simon P. Thurlow, its President and Chief Financial Officer, this 21st day of January 2005.

                                          AUTOCARBON, INC.


                                       By: /s/ Simon P. Thurlow
                                          --------------------------------------
                                          Simon P. Thurlow
                                          President and Chief Financial Officer